EXHIBIT 99.1

                    GEON ESTABLISHES NEW GROWTH PLATFORM
                 WITH ACQUISITION OF O'SULLIVAN CORPORATION


CLEVELAND, Ohio, and WINCHESTER, Virginia - June 2, 1999 - The Geon Company (NYSE: GON) and O'Sullivan Corporation (AMEX: OSL) jointly announced today an agreement by Geon to acquire O'Sullivan, a leading producer of engineered polymer films for the automotive and industrial markets. The two companies have signed a definitive merger agreement under which Geon will commence a cash tender offer to acquire all of the outstanding shares of O'Sullivan for $12.25 per share. The merger agreement has been unanimously approved by the boards of directors of both companies. In addition, members of the Bryant family who control more than 26 percent of the O'Sullivan shares have committed themselves to tender their shares to Geon as contemplated by the definitive agreement.

The tender offer of $12.25 in cash for each O'Sullivan share represents a total transaction value of approximately $191 million. The objective of both companies is to complete the acquisition of shares by Geon by the middle of July. The tender offer is subject to normal regulatory review and satisfaction of customary closing conditions, including the acquisition by Geon of at least 70 percent of the outstanding O'Sullivan stock. The tender offer is not conditioned upon financing.

Geon plans to fund the purchase initially through existing lines of credit and available cash. Geon expects this acquisition to be immediately accretive to earnings by approximately $0.20 per share annually, before synergies and after goodwill. O'Sullivan's cash balance of approximately
$25 to $30 million dollars will be used to reduce the cost of the transaction.

O'Sullivan, whose sales in 1998 totaled $163 million, has developed particular strength in vinyl film products and is recognized as the technology and quality leader in the markets it serves.

"Our strategy is to become the leader in the value-added polymer services and technology industry," said Thomas A. Waltermire, Geon president and chief executive officer. "Acquiring O'Sullivan marks a milestone in positioning Geon as a key player in the engineered film market and establishes a new growth platform for us. The combination will create earnings leverage through raw material, operating, and sales and marketing synergies."

Geon projects revenues in excess of $1 billion in 1999, before acquisitions, and is committed to doubling its size during the next two years through a combination of organic growth and acquisition.

"We have made it quite clear that we intend to create a multi-billion-dollar, closely linked network of performance polymer businesses," Waltermire said. "O'Sullivan is an excellent fit with Geon's recently acquired Burlington, New Jersey, calendered film business. The two businesses, which serve complementary markets, together will rank as the North American leader in value-added, flexible vinyl films. Combining O'Sullivan's strengths in film technology with Geon's strengths in polymer compounding and operations will create a stronger company with enhanced value and growth opportunities."

The agreement by O'Sullivan Corporation to enter into the transaction with Geon is the culmination of a detailed process started by O'Sullivan's board of directors in August 1998 to explore the full range of strategic alternatives to enhance shareholder value. An independent financial advisor provided the O'Sullivan's board of directors with a fairness opinion in conjunction with the transaction.

"O'Sullivan's board believes that the transaction is in the best interest of its stockholders as it provides them with an attractive value and immediate liquidity for their shares while positioning our company with a strong base for future growth," said J. Shep Campbell, O'Sullivan president and chief executive officer. "Geon has been one of our most valued raw material suppliers over the years. Their technology has enabled us to provide our customers world-class products for their markets. Combining Geon's and O'Sullivan's technical and operating strengths will create unique opportunities that will benefit our customers."

Headquartered in Winchester, Virginia, O'Sullivan has approximately 940 employees and four manufacturing sites, located in Lebanon, Pennsylvania; Newton Upper Falls, Massachusetts; Winchester; and Yerington, Nevada.

O'Sullivan has averaged 9.3 percent operating income to sales in the three-year period from 1996 through 1998. The company had sales of $163.2 million and net income of $11.6 million in 1998. Last month, O'Sullivan reported first-quarter net sales of $42.9 million and net income of $3.1 million.

Calendering, the heart of O'Sullivan's business, is the process for creating thin-gauge films. O'Sullivan uses the calendering process in conjunction with painting and laminating to provide premium-quality sheeting that covers dashboards and door panels on many of today's best-selling passenger cars, light trucks, sport utility vehicles and minivans. O'Sullivan ranks as North America's leading supplier to the automotive industry of single-ply vinyl sheeting for vacuum-formed instrument panels. Customers include Ford, Chrysler, General Motors, Honda, Toyota, Mazda and Saturn.

In the industrial and consumer segments, O'Sullivan serves a wide range of markets including stationary/office products, home furnishings, geomembrane, medical bags and pouches, pool liners, vinyl flooring and many others.

The Geon Company is a leading North American-based polymer services and technology company with operations in vinyl compounds, specialty vinyl resins and formulations and other value-added products and services. Headquartered in Avon Lake, Ohio, The Geon Company and its subsidiaries employ nearly 2,000 people and have 19 manufacturing plants in the United States, Canada, England and Australia, and joint ventures in the United States, Canada, England, Australia and Singapore. Information on the Company's products and services, as well as news releases, EDGAR filings, Form 10-K, 10-Q, etc. is available on the Internet at http://www.geon.com.

                                    *****

  Media & Investor Contact:             Dennis Cocco
                                        The Geon Company
                                        Vice President, Corporate &
                                        Investor Affairs
                                        (440) 930-1538




  Media & Investor Contact:             Bryant Nickerson
                                        O'Sullivan Corporation
                                        Treasurer, CFO and Secretary
                                        (540) 667-6666


Private Securities Litigation Reform Act of 1995
------------------------------------------------
This press release contains statements concerning certain trends and other forward-looking information affecting or relating to Geon and O'Sullivan and their industry that are intended to qualify for the protections afforded "forward-looking statements" under the Private Securities Litigation Reform
Act of 1995. There are many important factors that could cause actual results to differ materially from those in the forward-looking statements.
Many of these important factors are outside the control of Geon and O'Sullivan. Changes in market conditions, including competitive factors and changes in government regulations, could cause actual results to differ materially from the expectations of Geon and O'Sullivan. No assurance can be provided as to any future financial results. Among the potentially negative factors that could cause actual results to differ materially from those in the forward-looking statements are (a) unanticipated costs or difficulties and delays related to completion of the proposed transaction, and (b) inability to complete the proposed transaction.











June 2, 1999